UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

April 12, 2011
Date of Report (Date of Earliest Event Reported)

CONVERA CORPORATION
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(Exact name of registrant as specified in its charter)

Delaware	000-31989	54-1987541
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1919 GALLOWS ROAD, SUITE 1050
VIENNA, VIRGINIA 22182
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(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (703) 761-3700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

_____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

_____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

_____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

_____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events

On April 12, 2011, the Board of Directors of Convera Corporation (“Convera” or the “Company”) approved and adopted a Revised Plan of Distribution (the “Revised Plan”) in accordance with Convera’s on-going dissolution activities pursuant to its Plan of Dissolution and Liquidation.  Under the Revised Plan, Convera increased the contingency reserve contained in its initial Plan of Dissolution, adopted on March 18, 2011, to satisfy expected and projected wind-down obligations of the Company, which will have the effect of reducing the cash distribution to Convera stockholders from $0.05 per share to $0.047 per share.   The cash distribution of $0.047 per share will be payable to holders of Class A Common Stock of Convera of record as of the close of business on February 8, 2010 (the “Convera Record Date Holders”), with any payment for less than a cent, considered on an aggregate basis for each Convera Record Date Holder, rounded up to the nearest whole cent.

In addition to cash, Convera intends to make a pro-rata distribution to Convera Record Date Holders of the shares of Common Stock of Vertical Search Works, Inc. (“VSW”) held by Convera, which were acquired by Convera in connection with the merger of its operating subsidiaries into VSW in February 2010. Presently, Convera, which has 53,501,183 shares of Class A Common Stock outstanding, owns 647,790 shares of VSW common stock (out of approximately 2,058,000 shares outstanding), comprised of shares acquired at the time of the VSW merger referred to above and upon conversion of certain notes of VSW.  VSW has informed the Company that it will make a cash payment, in lieu of issuing fractional shares, to the holders of Class A Common Stock who would otherwise be entitled to receive fractional shares upon the distribution by the Company of its VSW shares.  VSW will deliver such cash amount to the Company so the Company will pay such cash amount directly to such stockholders at the time it makes its cash distribution to the Convera Record Date Holders.  In addition, the stock of VSW to be distributed to the Convera stockholders (other than the fractional shares for which a cash payment will be made) will be placed in a Delaware statutory trust for the benefit of the Convera Record Date Holders entitled to receive such shares.  Distribution of these shares will be made subsequent to registration of the shares by VSW or at such time as they may be distributed pursuant to an exemption from the registration requirements under the securities laws, subject to the right of the trustees to sell the shares, in which case the proceeds will be distributed.  Convera cannot predict when this will occur.

As a result, Convera will pay to each Convera Record Date Holder a pro-rata distribution of shares of VSW Common Stock owned by Convera, including (a) the fractional cash amount to be paid to Convera by VSW, which would otherwise be paid by VSW to Convera Record Date Holders entitled to receive fractional shares of VSW Common Stock upon the pro-rata distribution of shares of VSW Common Stock owned by Convera based on the contemplated 1-for-83 exchange ratio (based on the number of outstanding shares of Convera Class A Common Stock and the number of shares of VSW Common Stock held by the Company, one whole share of VSW Common Stock will be distributed for each 83 shares of Convera Class A Common Stock); and (b) with respect to the Convera Record Date Holders who would have otherwise been entitled to receive whole shares of VSW Common Stock upon the distribution by the Company of its VSW shares, the appropriate number of units in the trust representing the right to receive the appropriate number of the whole shares of VSW Common Stock upon the registration of such shares under federal securities laws or at such time that they may be distributed pursuant to an exemption from the registration requirements, subject to the right of the trustees to sell the shares and distribute the proceeds.

Each Convera Record Date Holder also has the right to receive a pro rata amount, if any, of the revised contingency reserve in excess of the amount required to meet the Company’s obligations under Delaware law to satisfy claims of current or potential creditors.  Such amount and time of distribution, if any, will be determined in the sole discretion of Convera’s board.

The final distribution, consisting of payment of the cash distribution, the fractional cash amount, the placement of the VSW whole shares in trust (and the related distribution of units in the trust) and the right to receive any excess in the contingency reserve, is in complete cancellation of the Class A Common Stock.  Upon such distributions, Convera will seek to terminate immediately the registration of its Class A Common Stock under the Securities Exchange Act of 1934.

As previously announced by the Company in press releases dated February 8, 2010, February 11, 2010 and March 21, 2011 and in the current report on Form 8-K dated February 11, 2010, on February 9, 2010, Convera completed a merger of its wholly owned subsidiaries B2BNetSearch, Inc., a Delaware corporation, and Convera Technologies, LLC, a Delaware limited liability company, with and into VSW2, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of VSW, a Delaware corporation, and a parent company of Firstlight Online Limited, a U.K. company.  After the close of the market on February 8, 2010, Convera filed a Certificate of Dissolution with the Delaware Secretary of State, pursuant to the Plan of Dissolution and Liquidation previously adopted by Convera’s board of directors.  Immediately after the close of market on February 8, 2010, the Company closed its stock transfer books and the trading of its stock on the NASDAQ Stock Market ceased at the same time. Additional information regarding the Convera’s Plan of Dissolution and Liquidation, the tax treatment thereof and the previously announced Firstlight merger is available on Form 14-A, filed with the Securities and Exchange Commission on December 31, 2009 and mailed to shareholders on January 8, 2010, and the press release furnished as Exhibit 99.1 to this report, which is incorporated by reference herein.

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits

99.1          Convera Corporation Press Release dated April 15, 2011.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Convera Corporation
Date: April 15, 2011	By: /s/ Matthew G. Jones
Matthew G. Jones
Chief Financial Officer